ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE
Abraxas Provides Financial and Operational Update

San Antonio (September 3, 2015) — Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ:AXAS) today provided the following financial and operational update.

Borrowing Base
Abraxas’ bank group recently reaffirmed the Company’s Borrowing Base at $165 million.   This Borrowing Base will be effective through April 1, 2016.   In connection with the redetermination, Abraxas added 115 bopd (42 mbo) of oil hedges in 2017 at $54.40/bbl.

Williston Basin
At Abraxas’ North Fork prospect, in McKenzie County, North Dakota, the Company delayed the completions of the Ravin 8H, Sten–Rav 1H and Stenehjem 5H.  In anticipation of these fracture stimulations, the Company had already begun temporarily abandoning offset wells.   Abraxas has now restored these wells to production.  Abraxas anticipates completing the wells when commodity prices stabilize, which could be in 2016.

On the Stenehjem 10H-15H pad, Abraxas is currently drilling the intermediate section of the Stenehjem 13H.   Abraxas plans to continue to run its Company owned rig through the completion of this six well pad and build up an inventory of six to nine drilled uncompleted wells in the Bakken for 2016.   Abraxas owns a working interest of approximately 74% and 78% in the Ravin Northwest wells and Stenehjem 10H-15H, respectively.

After a solid July and early part of August with regards to gas capture, Abraxas’ third party gas processor declared another force majeure due to a facility outage.   This outage is expected to last a few weeks.

Production and Cost Optimization
Given the current commodity price environment, Abraxas has been proactively addressing methods to enhance the Company’s profitability.  First, the Company has begun the process of shutting in or divesting any marginal wells.  Second, Abraxas is making investments in production facilities and ancillary equipment.   Although these investments raise capital expenditures in the near term, they also lead to more predictable production and lower LOE.

Production and CAPEX Update
With the deferral of the Bakken completions and proactive shutting in of marginal wells, as well as the continued intermittent performance of the third party gas processing facilities in the Bakken, Abraxas is adjusting the Company’s 2015 production guidance.   The low end of the Company’s guidance range reflects the deferral of the three well completions into 2016 and the continuation of gas capture issues for the remainder of 2015.   The high end of the guidance range represents a three well completion and relief from gas capture issues early in the fourth quarter of 2015. Abraxas is also adjusting the Company’s CAPEX guidance to account for the costs associated with optimizing the Company’s operating expenses and the potential deferral of completions.

	2015E
	Low	High
Production
Total (Boepd)	5,800	6,500
% Oil	69%
% NGL	9%
% Natural Gas	22%
Operating Costs
LOE ($/Boe)	$10.00	$12.00
Production Tax (% Rev)	9.5%	10.0%
Cash G&A ($mm)	$8.0	$9.0

CAPEX	$55	$65

Bob Watson, President and CEO of Abraxas commented, “Although the delays and ultimately unneeded shut-ins associated with the Stenehjem 5H, Ravin 8H and Sten-Rav 1H completions are certainly frustrating, we must manage the business to achieve the highest risk adjusted returns.   By delaying these completions we anticipate maximizing both the returns on the wells and our abundant liquidity.”

“We remain very pleased with our highly supportive bank group, which recently reaffirmed our fully conforming borrowing base at $165 million.   As a reminder we ended the second quarter of 2015 $108 million borrowed.   Our capital structure remains one of the cleanest in the industry with just our bank debt as well as nominal amounts of debt associated with a rig loan and building mortgage.   We expect to use our financial position to our advantage, as we continue to evaluate numerous deals in our core areas that now appear to be more realistically priced.”

“For the remainder of 2015 we will continue to manage our capital expenditures as well as proactively improve our overall profitability through G&A and operating expense adjustments.   Although shutting in and sale of marginal wells has a negative effect on our overall production volumes, we expect it to have a meaningful impact on our operating expenses and overall profitability.   To that end we also meaningfully reduced our anticipated cash G&A expenses by 30% at the midpoint of guidance.  We will continue to evaluate any and all ways to improve the profitability of Abraxas during this downturn.”

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and onshore Gulf Coast regions of the United States.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas.  In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675